Chanticleer Holdings Announces Investment in Beacher’s Madhouse in Las Vegas, Nevada

CHARLOTTE, NC--(December 2, 2013) - Chanticleer Holdings, Inc. (HOTR) ("Chanticleer Holdings" or "the Company"), headquartered in Charlotte, North Carolina, announced today that is has made a $500,000 investment in the new Beacher’s Madhouse to be located in Las Vegas, Nevada. Beacher’s Madhouse is an over-the-top variety show and nightclub experience currently located Los Angeles, California known for its world renowned, eclectic performances.

Set to open on New Year’s Eve, the 8,500 square-foot performance theater will be located in the MGM Grand Hotel & Casino located on the strip in Las Vegas. The theater will be decorated in red velvet and tufted leather and feature a life-size stuffed elephant and a human cannonball. Beacher’s Madhouse will offer 3 different weekly show options, an early show that starts at 8pm, a late show and a late late show that starts at 3am and lasts until 8am.

Mike Pruitt, CEO and President of Chanticleer Holdings, commented, “There's no place to party like Las Vegas, and there's no party crazier or more fun than a Madhouse party. Attending a Beacher's Madhouse show is like no other experience. Founder of Beacher’s Mad House, Jeff Beacher, spent over a decade scouring the world to find talent and attractions unlike any other venue out there. Beacher's Madhouse is an experience you will never forget.”

As part of the investment into Beacher’s Madhouse, Chanticleer received the right to participate in the financing of up to 25% offered to third party investors in any new Beacher’s Madhouse location as well as the exclusive rights to the United Kingdom, South Africa and Australia. Chanticleer encourages all parties to review their 8-K filing for full details of this transaction.

“We believe the addition of the Beacher’s Madhouse investment into our current restaurant and entertainment portfolio makes perfect sense,” Mr. Pruitt added.

About Beacher’s Madhouse.

Founded by Jeff Beacher, Beaker’s Madhouse is a highly successful high-end, cabaret style theatre and nightclub concept. Performers include the Madhouse Dancing Oompa Loompas, Mini Lady Gaga, Mini Ke$ha, Mini Nikki Minaj, the Hip Hop Violinist playing all of the hottest songs on the charts, the Bow and Arrow Contortionist, who can hang upside down and hit her target from across the room using only her feet, the World's Youngest DJ (8 years old), Shaving Cream Guy, who uses shaving cream on his body to sculpt all different images, the world’s only Cat Magician, who does magic with the help of his cats, the Human Beatbox, who can recreate any beat with his mouth, the World’s Tallest Female Stripper (6'7” feet tall), World’s Smallest Female Stripper (1’10” tall), World’s Oldest Male Stripper, Tiny Kiss, Busty, the woman who crushes things with her implant boobs, and of course, the exotic Beacher’s Babies Burlesque dancers and much more. For more information, please visit www.beachersmadhouse.com.

About Chanticleer Holdings, Inc.

Chanticleer Holdings (HOTR) is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets and American Roadside Burgers Inc (“ARB”), a Charlotte, N.C. based chain. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of seven Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; Budapest in Hungary; and Nottingham in the United Kingdom. ARB, purchased by Chanticleer Holdings on October 1, 2013, has a total of 5 casual restaurants—1 location in Smithtown, N.Y., 2 locations in Charlotte, N.C., 1 location in Columbia, S.C., and the newest location is in Greenville, S.C. The Company also owns a majority interest in JF Restaurants, LLC and JF Franchising Systems, LLC, a fresh food-focused casual dining establishment with 5 restaurant locations.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

Chanticleer Holdings, Inc.
Mike Pruitt
Chairman/CEO
Phone: 704.366.5122 x 1
mp@chanticleerholdings.com